Exhibit 2.1
PROLIANCE INTERNATIONAL, INC.
100 Gando Drive
New Haven, Connecticut 06513
August 13, 2009
Centrum Equities XV, LLC
c/o SSI Automotive, LLC
5111 Maryland Way, Suite 210
Brentwood, Tennessee 37027
Facsimile No.: (615) 221-1199
Attn: Roger Brown
          Re: Second Amendment to Acquisition Agreement
Ladies and Gentlemen:
     Reference is hereby made to the Acquisition Agreement (as previously amended, the “Acquisition Agreement”), dated July 2, 2009, by and among Proliance International, Inc. and certain of its subsidiaries (collectively, “Sellers”) and Centrum Equities XV, LLC (“Buyer”). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Acquisition Agreement.
     The undersigned wish to amend the Acquisition Agreement. Accordingly, the undersigned agree as follows:
1. Schedules. (a) Schedule 1.1A to the Acquisition Agreement (Purchased Contracts) is deleted in its entirety and replaced with Schedule 1.1A attached hereto.
     (b) Schedule 2.1(b)(i) to the Acquisition Agreement (Subsidiary Equity Interests) is amended to delete “Proliance International Sales, LTD.”
     (c) Schedule 2.2(b)(ix) to the Acquisition Agreement (Excluded Assets) is deleted in its entirety and replaced with Schedule 2.2(b)(ix) attached hereto.
     (d) Schedule 2.3(b) to the Acquisition Agreement (Post-Petition Liabilities) is deleted in its entirety and replaced with Schedule 2.3(b) attached hereto.
     (e) Schedule 2.5(a) to the Acquisition Agreement (Seller Cure Costs) is deleted in its entirety and replaced with Schedule 2.5(a) attached hereto.
     (f) Schedule 2.5(b) to the Acquisition Agreement (Buyer Cure Costs) is deleted in its entirety and replaced with Schedule 2.5(b) attached hereto.

     (g) Schedule 7.9(a) to the Acquisition Agreement (New Hires) is deleted in its entirety and replaced with Schedule 7.9(a) attached hereto.
2. Article III. Article III of the Acquisition Agreement is deleted in its entirety and replaced with the revised Article III attached hereto as Exhibit A.
3. Defined Terms. (a) Section 1.1 of the Acquisition Agreement is amended to delete the defined term “Initial Escrow Period” in its entirety and replace it with the following:
“Initial Escrow Period” means the period of time beginning July 2, 2009 and ending on the Closing Date.
     (b) Section 1.2 of the Acquisition Agreement is hereby amended to insert the following defined terms in alphabetical order:

COBRA	3.5	(c)
Closing Week Cash	3.4	(a)
Excess Cash	3.4	(a)
Salary Continuation Amount	3.2	(b)
Transition Services Agreement	8.3	(e)
     (c) Sections 1.1 and 1.2 of the Acquisition Agreement are hereby amended to delete the following defined terms:
Adjustment Determination Effective Time
Closing Escrow Deposit
Closing Working Capital
Conclusive Closing Working Capital Statement
D&O Escrow Deposit
Delivered Prepaid Inventory
Disputed Items
Estimated Closing Working Capital Amount
Estimated Closing Working Capital Statement
Estimated IBNR/FSA Liability Amount
Final Cure Costs
Final Prepaid Inventory Statement
IBNR Escrow Deposit
IBNR Escrow Period
IBNR Shortfall
Individual Health Insurance Escrow Deposit
Individual Health Insurance Escrow Period
Inventory Price
Neutral Arbitrator
Post Closing Working Capital Statement
Potential Prepaid Inventory
Resolution Period

Target Working Capital
Sale Hearing
Sellers’ Accounting Principles and Practices
4. Bank Accounts. A new Section 2.1(b)(xv) is hereby added to the Acquisition Agreement (and existing Section 2.1(b)(xv) will become Section 2.1(b)(xvi)) that reads as follows:
(xv) all rights of Sellers as the holder of the following bank accounts: (a) the depository account at JP Morgan Chase / Bank One with the account number ending in 7012; (b) the depository account at Regions Bank with the account number ending in 6927; (c) the lockbox account at Wachovia Bank with the account number ending in 3188; (d) the depository account at Wachovia Bank with the account number ending in 3201; (e) the depository account at Wells Fargo Bank with the account number ending in 9679; (f) the lockbox account at Wachovia Bank numbered 75586; and (g) the lockbox account at Wachovia Bank numbered 79508; provided, however, that this Section 2.1(b)(xv) will not be deemed to transfer any cash, cash equivalents, bank deposits or similar cash items, which, for the avoidance of doubt are Excluded Assets pursuant to Section 2.2(b)(i); and
5. Cure Costs. (a) Section 2.4(c) of the Acquisition Agreement is hereby amended by deleting the phrase “(or have paid on their behalf)” therein.
     (b) Section 2.5 of the Acquisition Agreement is deleted in its entirety and replaced with the following:
Cure Amounts. At Closing and pursuant to section 365 of the Bankruptcy Code, Sellers will assume and assign to Buyer and Buyer will assume from Sellers, the Purchased Contracts that are deemed to be executory contracts or unexpired leases for purposes of section 365 of the Bankruptcy Code. The cure amounts necessary to cure all defaults under any Purchased Contracts set forth on Schedule 2.5(a) will be paid by Sellers at or prior to the Closing, as such amounts are finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Bid Procedures Order and/or the Sale Order, and Buyer will have no liability therefor. The cure amounts necessary to cure all defaults under any Purchased Contracts set forth on Schedule 2.5(b) will be paid by Buyer at the Closing, as such amounts are finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Bid Procedures Order and/or the Sale Order, and Sellers will have no liability therefore.
     6. Excluded Assets. Section 2.2(b)(i) of the Acquisition Agreement is hereby amended by adding the phrase “subject to Section 3.4(a),” to the beginning thereof.

7. Transition Services Agreement. At the Closing, the parties agree to execute and enter into the Transition Services Agreement substantially in the form attached hereto as Exhibit B. Section 10.3 of the Acquisition Agreement is amended to add the words “, the Transition Services Agreement” immediately after “hereto)” and before “and the Confidentiality Agreement.” A new Section 8.3(e) to the Acquisition Agreement is added that reads:
(e) TSA. Buyer and Sellers shall have delivered, or caused to be delivered, dully executed copies of the transition services agreement, in the form previously agreed to by the parties, by such party or their Affiliates, as applicable (the “Transition Services Agreement”).
8. Receivables Program Participation Agreements. (a) Without limiting any other provision of the Acquisition Agreement (as amended hereby), Buyer will use its commercially reasonable best efforts to obtain the consents (the “Bank Consents”) of the banks under the Contracts identified on Schedule 1.1A of the Acquisition Agreement under the heading “Receivables Program Participation Agreements” (such banks, the “Banks,” and such Contracts, the “Receivables Agreements”). Until such time as either (i) such Bank Consent is obtained from the applicable Bank or (ii) the Bankruptcy Court has entered an Order providing that such Bank Consent is not required, such Bank Consents will be deemed “Necessary Consents” for purposes of Section 2.6 of the Acquisition Agreement.
     (b) In the event that any Bank Consent is not obtained as of the Closing, Sellers will serve a notice to the applicable Bank of their intention to assume and assign the applicable Receivables Agreement, which will include the proposed cure amount, if any, necessary to cure any defaults under such applicable Receivables Agreement. Pursuant to Section 365 of the Bankruptcy Code, Sellers will assume and assign to Buyer, and Buyer will assume from Sellers, the Receivables Agreements that are deemed to be executory contracts or unexpired leases for purposes of section 365 of the Bankruptcy Code following the determination of such cure amounts in accordance with the procedures set forth in the Sale Order (unless at such time Buyer designates such Receivable Agreement an Excluded Asset for all purposes under the Acquistion Agreement). The cure amounts necessary to cure all defaults under the applicable Receivables Agreements, if any, will be paid by Buyer, as such amounts are finally determined by the Bankruptcy Court pursuant to the procedures set forth in Sale Order, and Seller will have no liability therefor.
9. Escrow Release. At the Closing, Buyer and Sellers hereby agree to execute and deliver to the Escrow Agent the notice attached hereto as Exhibit C and to cause the Escrow Agent to execute such notice in order to (a) cause the Initial Escrow Deposit to be disbursed to the Company on the Closing Date and (b) terminate the Escrow Agreement pursuant to the terms thereof.

10. Amendment; No Further Effect. This letter agreement will be deemed to be an amendment of the Acquisition Agreement pursuant to Section 10.8 of the Acquisition Agreement. Except as expressly set forth herein, this letter agreement does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Acquisition Agreement.
11. Miscellaneous. This letter agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures on each counterpart were actually upon one instrument.
[Signature Page Follows]

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	Executive Vice President and Chief Financial Officer

AFTERMARKET LLC
By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	Vice President

PROLIANCE INTERNATIONAL HOLDING CORPORATION
By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	President

Accepted and agreed: CENTRUM EQUITIES XV, LLC
By:	/s/ Roger Brown
	Name:	Roger Brown
	Title:	LLC Manager

Exhibit A
REVISED ARTICLE III
ARTICLE III
CONSIDERATION
          3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) is (a) $15,020,089.64 (the “Cash Purchase Price”) and (b) the assumption by Buyer of the Assumed Liabilities.
          3.2 The Closing. (a) Unless this Agreement has been terminated pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, NY 10017, on the first Business Day following the date of satisfaction of the conditions set forth in Article VIII (other than the conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction and waiver of such conditions), unless another date, time or place is mutually agreed to in writing by the parties hereto (the “Closing Date”); provided, that for tax, accounting and computational purposes the Closing will be deemed to be effective as of 11:59 p.m. EST on the Closing Date.
          (b) At the Closing, (i) Buyer will pay the Cash Purchase Price, less the amount of (A) the Initial Escrow Deposit and (B) $20,089.64 (which amount will be payable to Sellers as provided in Section 3.4) (the “Salary Continuation Amount”), by wire transfer of immediately available United States funds to an account or accounts designated by the Company no later than two Business Days prior to the Closing Date, (ii) Sellers will deliver the certificates and other documents to be delivered under Article VIII and (iii) Buyer will deliver the documents to be delivered under Article VIII.
          3.3 Initial Escrow Deposit. (a) Buyer has delivered to Wells Fargo Bank, National Association (the “Escrow Agent”) cash in an amount equal to $2,000,000 (including all interest accrued thereon, collectively, the “Initial Escrow Deposit”). The Initial Escrow Deposit will be held by the Escrow Agent during the Initial Escrow Period in an account and will be released as follows and in accordance with the terms of the escrow agreement entered into among Buyer, the Company and the Escrow Agent on the date hereof in the form of Exhibit C (the “Escrow Agreement”).
                    (1) the Initial Escrow Deposit will be paid to Buyer in the event this Agreement is terminated by the Company or Buyer, or both of them, pursuant to Section 9.1(a), 9.1(b)(i) (unless, in the case of a termination by the Company, Buyer could not have terminated this Agreement at such time pursuant to Section 9.1(b)(i)), 9.1(b)(iv), 9.1(b)(v) or 9.1(c), or by Buyer pursuant to Section 9.1(b)(ii), 9.1(b)(iii) or 9.1(d), and, in each event, will be paid upon such termination;
                    (2) the Initial Escrow Deposit will be paid to the

Company in the event this Agreement is terminated by the Company pursuant to Section 9.1(e), 9.1(b)(i) (but only to the extent that Buyer could not have terminated this Agreement at such time pursuant to Section 9.1(b)(i)), 9.1(b)(ii) or 9.1(b)(iii), and, in each event, will be paid upon such termination;
                    (3) if the Closing occurs, the Initial Escrow Deposit will be paid to the Company.
          3.4 Post-Closing Payments. (a) By no later than the close of business on the first Business Day following the Closing Date, Buyer and Sellers will in good faith calculate the amount of cash collected from customers by Sellers from and including August 10, 2009 through and including August 14, 2009 (the “Closing Week Cash”). To the extent that such Closing Week Cash (excluding for this purpose the amount of any such cash collected and subsequently paid by Sellers during such period as payament for inventory either delivered on a C.O.D. or C.I.A. basis) exceeds $2,128,000, the amount of such excess (the “Excess Cash”) will be payable by Sellers to Buyer on the second Business Day following the Closing Date in accordance with Section 3.4(c).
          (b) Buyer will pay to Sellers the portion of the Cash Purchase Price constituting the Salary Continuation Amount on the second Business Day following the Closing Date in accordance with Section 3.4(c). The Salary Continuation Amount will be used by the Company solely for the purpose of making salary continuation payments to the individuals who are identified with an asterisk on Schedule 7.9(a).
          (c) If the Excess Cash exceeds the Salary Continuation Amount, then Sellers will pay Buyer the amount of such excess on the second Business Day following the Closing Date by wire transfer of immediately available funds to one or more bank accounts designated by Buyer in writing to the Company. If the Salary Continuation Amount exceeds the Excess Cash, then Buyer will pay Sellers the amount of such excess on the second Business Day following the Closing Date by wire transfer of immediately available funds to one or more bank accounts designated by the Company in writing to Buyer.
          3.5 Additional Matters. (a) D&O. In the event of any threatened or actual Action or Proceeding, whether civil, criminal or administrative, in or to which any current or former director or officer of the Company (each, an “Indemnified Party”) is, was or becomes a party or witness or other participant, or is threatened to be made a party or witness or other participant, based on, or arising out of or relating to (i) the fact that such Person is serving or did serve in the capacity of a director or officer of the Company or (ii) this Agreement or any of the transactions contemplated by this Agreement or the process leading up to the negotiation, execution and delivery of this Agreement, whether asserted or arising before or after the Closing, from and after the Closing, the Indemnified Parties will be entitled to be indemnified by Buyer from and against any losses, claims, damages (including consequential damages), liabilities, costs, legal and other expenses (including reasonable expenses of investigation and litigation and attorneys’ and other professionals’ fees and costs incurred in the investigation or defense thereof or the enforcement of rights hereunder), judgments, fines and amounts paid in settlement that are incurred by such Indemnified Parties, after deducting therefrom the amount of any insurance proceeds from a third-party insurer actually received by such Indemnified Parties in respect of such amounts (net of any costs and expenses incurred by such Indemnified Parties); provided, however, that in no event will Buyer’s obligations pursuant to this Section 3.5(a) (i) exceed $200,000 in the aggregate or (ii) extend to claims for indemnification first asserted after the first anniversary of the Closing Date.
          (b) IBNR. To the extent that any Seller incurs any Liabilities in excess of $350,000 following the Closing Date in respect of any claims under a group health or flexible spending plan of Sellers that were incurred but not yet reported or paid as of the Closing Date (such excess Liabilities, “Eligible IBNR Claims”), Buyer will pay to the Company the amounts necessary to satisfy all Eligible IBNR Claims payable prior to the end of the first anniversary of the Closing Date, up to an aggregate amount of $150,000.
          (c) Individual Health Insurance. To the extent that any Employee as of immediately prior to the New Hire Deadline who does not become a New Hire (“Eligible Employees”) (i) receives benefits under a group health plan, including under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or purchases an individual or family health insurance policy for the Eligible Employee and/or the dependents of the Eligible Employee who were covered by a group health plan of any Seller prior to the Closing Date that provides coverage for either of the first two full calendar months following the Closing Date (the “Eligible Monthly Periods”) and (ii) provides the Company, within three months following the Closing Date, with written evidence of any out-of-pocket premium payments made by such Eligible Employee pursuant to such group health plan (including COBRA) or such individual or family health insurance policy in respect of one or more Eligible Monthly Periods, the Company will notify Buyer of such evidence within five Business Days following the date such Eligible Employee provides such evidence, Buyer will pay to the Company, within five Business Days following such notice by the Company, $1,000 per Eligible Monthly Period in respect of such Eligible Employee (up to an aggregate amount of $2,000 per Eligible Employee) and the Company will in turn pay to such Eligible Employee, within five Business Days following Buyer’s payment to the Company, $1,000 per Eligible Monthly Period (less applicable withholding, which will be calculated by the Company), up to an aggregate amount of $2,000 (less applicable withholding).